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EXHIBIT 23.1

[LETTERHEAD]

INDEPENDENT AUDITORS' CONSENT


Board of Directors
Rich Coast Resources Ltd.


We consent to incorporation by reference in the Registration Statement on Form S-8 filed November 6, 1995 (SEC File No. 33-99040) and the Registration Statement on Form S-8 filed April 22, 1996 (SEC File No. 333-3906) of Rich Coast Resources Ltd. of our report dated July 12, 1996, relating to the consolidated balance sheets of Rich Coast Resources Ltd. as at April 30, 1996 and 1995 and the related consolidated statements of operations, deficit and changes in financial position for each of the years in the three year period ended April 30, 1996, which report appears in the April 30, 1996 annual report on Form 10-K of Rich Coast Resources Ltd.

Our auditors' report relating to the financial statements referred to in the preceding paragraph is supplemented by a report entitled "Comments By Auditors For U.S. Readers on Canada-U.S. Reporting Conflict" that states that Canadian reporting standards do not permit reference to uncertainties such as the Company's ability to recover reported asset amounts, as discussed in note 3 to the consolidated financial statements, when the uncertainties are adequately disclosed in the financial statements and accompanying notes. Under United States reporting standards such uncertainties would be described in the auditors' report in an explanatory paragraph following the opinion paragraph.



/s/Smythe Ratcliffe

Chartered Accountants
Vancouver, British Columbia
July 26, 1996